Exhibit 5.1

Norton Rose Fulbright US LLP
May 11, 2020	1301 McKinney, Suite 5100
Houston, Texas 77010-3095
United States

DXP Enterprises, Inc.	Tel +1 713 651 5151
5301 Hollister St.	Fax +1 713 651 5246
Houston, TX 77040	nortonrosefulbright.com

Ladies and Gentlemen:

We have acted as counsel to DXP Enterprises, Inc., a Texas corporation (the “Company”), in connection with the proposed issuance and sale by the Company of common stock, par value $0.01, having an aggregate gross sale price of up to $37,500,000 (the “Shares”). The Shares are to be issued pursuant to the registration statement on Form S-3 (Registration No. 333-232270), under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) by the Company on June 21, 2019, including the base prospectus contained therein, as amended by Post-Effective Amendment No. 1 filed with the Commission on March 13, 2020, Post-Effective Amendment No. 2 filed with the Commission on March 17, 2020, and Post-Effective Amendment No. 3 filed with the Commission on May 4, 2020 (the “Registration Statement”), and the prospectus supplement (the “Prospectus Supplement”) filed with the Commission on May 11, 2020, relating to the offering of the Shares.

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the Prospectus Supplement, other than as expressly stated herein with respect to the issue of the Shares.

As counsel to the Company, we have examined originals or copies of certain corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed that the persons identified to us as officers of the Company are actually serving as such and that any certificates representing the Shares will be properly executed by one or more such persons. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, that the Company will receive any required consideration for such Shares and the legal capacity of each individual who signed any of those documents. Without limiting the foregoing, we have examined the Equity Distribution Agreement (the “Distribution Agreement”), dated May 11, 2020 between the Company and BMO Capital Markets Corp.

Based upon the foregoing, and subject to the limitations, qualifications, assumptions and exceptions stated herein, we are of the opinion that when the Shares shall have been issued and delivered in accordance with the Distribution Agreement and for the consideration provided for therein, such Shares will be validly issued, fully paid and nonassessable.

DXP Enterprises, Inc. May 11, 2020 Page 2

In rendering the foregoing opinion, we have assumed that (i) upon the issuance of any of the Shares, the total number of shares of common stock issued and outstanding will not exceed the total number of shares of common stock that the Company is then authorized to issue under its Restated Articles of Incorporation, as amended, and (ii) certain terms of the Shares to be issued by the Company from time to time will be authorized and approved by the Board of Directors of the Company or one or more committees thereof established by the Board of Directors with the authority to approve transactions pursuant to the Distribution Agreement in accordance with the Texas Business Organizations Code, as amended, the Company’s Restated Articles of Incorporation, as amended and Bylaws, as amended, prior to issuance thereof.

The opinions expressed herein are limited exclusively to the laws of the State of Texas and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act. We consent to your filing this opinion as an exhibit to the Company’s Form 8-K dated May 11, 2020 and to the reference to our firm contained in the Prospectus Supplement under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours, /s/ Norton Rose Fulbright US LLP Norton Rose Fulbright US LLP

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